Exhibit 99.3

Select Portion of

Management’s Discussion and Analysis of Financial

Conditions and Results of Operations

Operating segment review

General

Operating segments are components of our business for which separate financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance. We evaluate the performance of our operating segments based on net sales (excluding intercompany sales) and segment profit. The segment profit reflects income before discontinued operations, extraordinary items, interest expense, income taxes, depreciation, amortization, restructuring and other costs and other non-cash charges. For more information on our operating segments, including a reconciliation of segment profit to income before taxes, see Note 14 to the consolidated financial statements included elsewhere in this report.

During the first quarter of 2003, we reorganized our operations under four operating segments. On May 7, 2003 we filed our quarterly report on Form 10-Q for the period ended March 31, 2003 reflecting four operating segments: Pliant U.S., Pliant Flexible Packaging, Pliant International and Pliant Solutions. Segment information with respect to 2002, 2001 and 2000 has been restated to reflect the operating segments as of March 31, 2003 for comparative purposes.

In April 2003, we combined our Pliant U.S. and Pliant Solutions segments into a single segment. Therefore, beginning with the second quarter of 2003 our operating segments for financial reporting purposes will be Pliant U.S. (including our current Pliant Solutions segment), Pliant Flexible Packaging and Pliant International.

Summary for years ended December 31, 2002, 2001 and 2000

Summary of segment information (in millions of dollars):

	Pliant U.S.	Pliant Flexible Packaging	Pliant International	Pliant Solutions	Unallocated Corporate Expenses	Total

Year ended December 31, 2002
Net sales	$535.6	$207.0	$108.3	$28.3	$ —	$879.2

Segment profit	85.5	32.5	15.6	2.7	(14.7)	121.6

Year ended December 31, 2001
Net sales	$530.8	$205.3	$104.3	—	$ —	$840.4

Segment profit	97.9	38.6	19.4	—	(14.1)	141.8

Year ended December 31, 2000
Net sales	$532.4	$220.8	$90.6	—	$ —	$843.8

Segment profit	82.8	27.6	17.1	—	(19.9)	107.6

Year ended December 31, 2002 compared with the year ended December 31, 2001

Pliant U.S.

Net sales.    The net sales of our Pliant U.S. segment increased $4.8 million, or 0.9%, to $535.6 million for 2002 from $530.8 million for 2001. This increase was primarily due to a 4.3% increase in our sales volumes, partially offset by a decrease in our average selling prices of 3.0 cents per pound, or 3.3%. The increase in sales volumes is discussed for each Pliant U.S. division, below, and the decrease in our average selling prices is discussed under “Segment profit,” below.

Net sales in our Industrial Films division decreased $2.8 million, or 1.7%, to $158.7 million for 2002 from $161.5 million for 2001. This decrease was principally due to a decrease in our average selling prices of 5.2 cents per pound, or 6.8%, partially offset by a 5.4% increase in sales volumes. The increase in sales volume was primarily the result of incremental sales from new stretch film production lines at our Lewisburg plant. Net sales in our Specialty Films division decreased $2.8 million, or 1.8%, to $155.9 million for 2002 from $158.7 million for 2001. This decrease was principally due to a decrease in our average selling prices of 4.3 cents per pound, or 4.0%, partially offset by a 0.3% increase in sales volumes. Net sales in our Converter Films division increased $10.4 million, or 4.9%, to $221.0 million for 2002 from $210.6 million for 2001. This increase was principally due to an increase in our sales volumes of 6.0%, primarily as a result of the Uniplast acquisition in July 2001, partially offset by a decrease in our average selling prices of 1.4 cents per pound, or 1.5%.

Segment profit.    The Pliant U.S. segment profit decreased $12.4 million, or 12.7%, to $85.5 million for 2002 from $97.9 million for 2001, primarily due to a decrease in gross margins. The decrease in gross margins was principally a result of lower selling prices, partially offset by the effect of the increase in sales volumes discussed above.

Our average raw material costs for 2002 as a whole were comparable to average raw material costs in 2001. However, there was a significant fluctuation in raw material costs during the two year period. Raw material costs were relatively high at the beginning of 2001 and declined throughout 2001 and the first quarter of 2002. Raw material costs sharply increased throughout the second and third quarters of 2002. As raw material costs declined in 2001, our average selling prices also declined to reflect lower raw material costs partially offset by a lag of contractual selling prices. As raw material costs began to sharply increase, lagging contractual prices and a competitive pricing environment resulted in a compression between our average selling prices and average raw material costs. The lagging contractual prices were the result of specific agreements with certain customers that in some cases delayed the implementation of price increases and decreases as raw material costs changed. As a result of these factors, our average selling prices continued to remain low during the second half of 2002 while our average raw material costs increased. A change in our sales mix toward lower margin products, in part resulting from the slowdown in the economy, also contributed to a decrease in our average selling prices. Segment profit was also adversely affected by a $2.6 million charge related to bad debts.

Pliant Flexible Packaging

Net sales.    Net sales of our Flexible Packaging segment increased $1.7 million, or 0.8%, to $207.0 million for 2002 from $205.3 million for 2001. This increase was principally due to an increase in our sales volumes of 7.1%, primarily due to incremental sales from a new printing press, partially offset by a decrease in our average selling prices of 8.9 cents per pound, or 5.9%.

Segment Profit.    The Pliant Flexible Packaging segment profit decreased $6.1 million, or 15.8%, to $32.5 million for 2002 from $38.6 million for 2001, primarily due to a decrease in gross margins. The decrease in gross margins was principally a result of lower selling prices, partially offset by the effect of the increase in sales volumes discussed above. See Pliant U.S. “Segment profit” above for a discussion on the effect of raw material prices on segment profits.

Pliant International

Net sales.    The net sales of our Pliant International segment increased $4.0 million, or 3.8%, to $108.3 million for 2002 from $104.3 million for 2001. This increase was principally due to a 13.9% increase in our sales volume, primarily due to the Uniplast acquisition in July 2001, partially offset by a decrease in our average selling prices of 9 cents per pound, or 8.9%. Among other factors, our average selling prices were adversely affected by a reduction in sales of our higher value personal care film sold in Mexico and Argentina, each of which has experienced economic turmoil.

Segment profit.    The Pliant International segment profit decreased $3.8 million, or 19.6%, to $15.6 million for 2002 from $19.4 million for 2001. The decrease was due principally to lower gross margins as a result of lower selling prices as discussed above.

Pliant Solutions

Our Pliant Solutions segment was created in 2002 following the Decora acquisition. Therefore, a discussion of results of operations for this segment as compared to 2001 is not presented. Pliant Solutions had net sales of $28.3 million and segment profit of $2.7 million from the date of acquisition in May 2002 to December 31, 2002.

Unallocated Corporate Expenses

Unallocated corporate expenses increased $0.6 million, or 4.3%, to $14.7 million for 2002 from $14.1 million for 2001.

Year ended December 31, 2001 compared with the year ended December 31, 2000

Pliant U.S.

Net sales.    The net sales of our Pliant U.S. segment decreased $1.6 million, or 0.3%, to $530.8 million for 2001 from $532.4 million for 2000. This decrease was primarily due to a decrease in our average selling prices of 5.0 cents per pound, or 5.2%, partially offset by an increase in our sales volumes of 5.2%. The increase in sales volumes is discussed for each Pliant U.S. division, below, and the decrease in our average selling prices is discussed under “Segment profit,” below.

Net sales in our Industrial Films division increased $15.6 million, or 10.7%, to $161.5 million for 2001 from $145.9 million for 2000. This increase was principally due to a 16.9% increase in sales volumes partially offset by a decrease in our average selling prices of 4.2 cents per pound, or 5.3%. The increase in sales volume was primarily the result of increased sales of stretch film. Net sales in our Specialty Films division decreased $30.0 million, or 15.9%, to $158.7 million for 2001 from $188.7 million for 2000. This decrease was principally due to a decrease in sales volumes of 14.7% and a decrease in our average selling prices of 2.5 cents per pound, or 2.3%. The sales volumes decreased due to a significant reduction in sales at our Harrington plant, which was downsized in 2001, and a reduction in sales volume at our Washington plant due to a decrease in sales of our personal care films. Net sales in our Converter Films division increased $12.8 million, or 6.5%, to $210.6 million for 2001 from $197.8 million for 2000. This increase was principally due to an increase in our sales volumes of 10.6%, primarily as a result of the Uniplast acquisition in July 2001, partially offset by a decrease in our average selling prices of 3.7 cents per pound, or 3.7%.

Segment profit.    The Pliant U.S. segment profit increased $15.1 million, or 18.2%, to $97.9 million for 2001 from $82.8 million for 2000. The increase was primarily due to the increase in sales volumes, discussed above, and an increase in gross margins. The increase in gross margins was principally a result of lower raw material prices that were only partially offset by lower selling prices during 2001.

Pliant Flexible Packaging.

Net sales.    Net sales of our Flexible Packaging segment decreased $15.5 million, or 7.0%, to $205.3 million for 2001 from $220.8 million for 2000. This decrease was principally due to a decrease in sales volumes of 5.7% due to the closure of our Birmingham, Alabama plant, substantial downsizing of our Shelbyville, Indiana plant and a decrease in our average selling prices of 2.4 cents per pound, or 1.6%.

Segment profit.    The Pliant Flexible Packaging segment profit increased $11.0 million, or 39.9%, to $38.6 million for 2001 from $27.6 million for 2000. The increase was primarily due to an increase in gross margins partially offset by the effect of lower sales volumes discussed above. The increase in gross margins was principally a result of lower raw material prices that were only partially offset by lower selling prices during 2001.

Pliant International

Net sales.    The net sales of our Pliant International segment increased $13.7 million, or 15.1%, to $104.3 million for 2001 from $90.6 million for 2000. This increase was principally due to a 31.2% increase in our sales volume, primarily due to the Uniplast acquisition in July 2001, partially offset by a decrease in our average selling prices of 14.2 cents per pound, or 12.2%. Our average selling prices decreased due to a change in sales mix.

Segment profit.    The Pliant International segment profit increased $2.3 million, or 13.5%, to $19.4 million for 2001 from $17.1 million for 2000. The increase was due principally to the effect of higher sales volume discussed above, partially offset by lower gross margins as a result of lower selling prices discussed above.

Pliant Solutions

Our Pliant Solutions segment was created in 2002 following the Decora acquisition. Therefore, a discussion of results of operations for this segment is not presented.

Unallocated Corporate Expenses

Unallocated corporate expenses decreased $5.8 million, or 29.1%, to $14.1 million for 2001 from $19.9 million for 2000. Unallocated corporate expenses were relatively high in both periods due to several unusual items in 2001 and 2000. For a discussion of these items see “Management’s discussion and analysis of financial condition and results of operations--Year ended December 31, 2001 compared with the year ended December 31, 2000 – Operating expenses before restructuring and other costs” contained in our Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on March 28, 2003.